Exhibit 10.10
1690 South Congress Ave,, Suite 200
Delray Beach, FL 33445

For Settlement Purposes Only

March 7, 2012

Stanley Black & Decker, Inc.
1000 Stanley Drive
New Britain, Connecticut 06053
Attention: Donald Riccitelli

Re: Appeal of CRA Tax Assessment and Loan of Tax Payment in Respect of Part I Income Tax Assessment

Dear Sir:

This letter is intended to be a non-binding analysis and discussion relating to certain global settlement issues that have been discussed between the parties over the past few weeks. Except in relation to repayment of the Loan, each of the parties expressly reserves its rights and defenses that it may have, contractually and under law and equity, to pursue or take any action or assert any position that may be inconsistent with or contrary to any of the statements or positions reflected herein.

We refer to the Stock Purchase Agreement entered into between Stanley Black & Decker, Inc. (then known as The Stanley Works) (“Purchaser”) and PositiveID Corporation (then known as VeriChip Corporation ) (“Seller”) relating to the sale and purchase of XMark Corporation (the “Company”) and dated as of May 15, 2008 (the “Purchase Agreement”). Unless otherwise indicated, capitalized terms that are not defined herein have the meanings assigned to them in the Purchase Agreement.

The Canada Revenue Agency (“CRA”) has been conducting an audit (the “Audit”) of the Company's tax years ended December 31, 2006 and 2007, and July 17, 2008. The tax issues raised in the Audit related to a Part I income tax adjustment due to disallowed management fees and the alleged under-statement of non-deductible meals and entertainment expenses , as well as a Part XIII withholding tax imposed on deemed dividend payments in respect of the disallowed management fees. On November 9,2011, our representative received a revised proposal of adjustment from the CRA with respect to the Part I income tax issues, and a potential assessment with respect to the Part XIII withholding tax issues.

The CRA and the Ministry of Revenue of the Province of Ontario (the “Ministry”) issued notices of reassessment, along with explanations and calculations of interest, confirming the proposed adjustments. The CRA Notices of Reassessment for the December 31, 2006 and December 31, 2007 taxation years were dated December 9, 2011. The CRA Notice of Reassessment for the July 17, 2008 taxation year was dated December 12, 2011. The Ontario Notices of Reassessment for the aforementioned taxation years were dated November 16, 2011 and were specified assessments which rely on the CRA Notices of Reassessment and for which no objection is permitted. The total net amount of the Part I income tax reassessments for the Company's taxation years ended December 31, 2006 and 2007, and July 17, 2008, including both provincial and federal reassessments, and interest, is C$1,385,415.10. The Company has not yet received any Part XIII reassessments.

Pursuant to Section 5.8(d)(iii) of the Purchase Agreement, we have the right, at our own cost, to control the conduct of a Contest relating to a Tax matter arising in a period ending on or before the Closing Date. We have exercised this right, and our representatives have been involved in discussions with the CRA regarding the Audit. We will consult with you and allow you to participate in any such proceeding, and no settlement or other disposition of any claim for Tax shall be agreed to without your prior written consent.

We intend to appeal the Part I and Part XIII income tax reassessments of the CRA and the Ministry in respect of the management fees disallowed. The due date for the CRA Notices of Objection is March 8, 2012 for the December 31, 2006 and December 31, 2007 taxation years and March 12, 2012 for the July 17, 2008 taxation year. We acknowledge that in accordance with the provisions of subsection 225.1(7) of the Income Tax Act [Canada] one-half of the federal amounts so assessed in respect of the Part I tax must be remitted within 90 days after the date of the mailing of the notice of reassessment. Moreover, collection action by the CRA for the remaining federal liability will be held in abeyance pending the outcome of the appeal but interest will continue to accrue on such outstanding amounts. With respect to the Part XIII tax, one hundred percent of the tax and interest would be due immediately notwithstanding the filing of an objection. With respect to the Ontario reassessment, in accordance with the provisions of section 81 of the Corporations Tax Act [Ontario] one hundred percent of the tax and interest is now due notwithstanding the filing of an objection.

We acknowledge that the reassessment of tax and interest in respect of the meals and entertainment expenses is now due, and we do not intend to file an appeal in respect of this reassessment.

Accordingly, notwithstanding our intent file an appeal, and regardless of the substantive merits of the tax claims, we acknowledge that the Company must make a Tax payment of C$948,473.40, prior to March 8, 2012 (the “Upfront Payment”).

Pursuant to Section 5.8(a)(ii) of the Purchase Agreement, any Taxes imposed with respect to the Company's tax years ended December 31,2006 and 2007, and July 17,2008, are defined as “Pre-Closing Period Taxes.” Pursuant to Section 8.1(a)(vi)(A) of the Purchase Agreement, Seller has agreed to indemnify Purchaser and the Company from and against any Losses arising out of or relating to any Pre-Closing Period Taxes. Accordingly, we hereby acknowledge that we are required to indemnify Purchaser and the Company for any Taxes paid by the Company in respect of the Audit. We also note that Seller and Purchaser are not currently in agreement on the application of certain scientific research investment tax credits accrued in Tax periods prior to the Closing Date and utilized in Tax periods after the Closing Date to reduce Taxes for Tax periods after the Closing Date, and Seller reserves the right to argue or contend at any subsequent stage or proceeding, without prejudice, as to how such credits should be applied. Such argument or contention shall be without prejudice to Seller and the statements or positions taken by Seller herein shall be inadmissible in any court or arbitration.

We hereby request that you make the Upfront Payment (or cause the Company to make the Upfront Payment) in an amount equal to C$948,473.40 to the CRA. Notwithstanding the fact that the Upfront Payment, once paid, will constitute a Loss subject to immediate indemnification under Section 8.1 (a)(vi)(A) of the Purchase Agreement, we hereby request that you not seek immediate indemnification. Instead, we ask that you advance the Upfront Payment as a loan to us (the “Loan”). We agree to repay the amount of the Upfront Payment, plus interest accruing at the rate of five percent per annum, compounded monthly. The schedule of payments is listed below in Annex A.

If, on or prior to June 1, 2012, we reach a successful settlement of the Audit, and the Upfront Payment, plus applicable interest, is repaid to Purchaser or to the Company by the CRA and the Ministry, the proceeds received shall be for the account of Purchaser or the Company, and the Loan shall be treated as settled. If the Upfront Payment is not repaid by the CRA on or prior to May 1, 2014, and we have repaid the Loan in full, plus interest, in accordance with the schedule listed in Annex A, then any proceeds of the Upfront Payment repaid by the CRA, including any interest, shall be for our account. To the extent that the matter is resolved and the Upfront Payment, plus applicable interest, is repaid to Purchaser or to die Company by the CRA and the Ministry at any time between June 1, 2012 and May 1, 2014, the proceeds shall be first applied to the outstanding Loan principal balance plus interest accruing from the previous monthly payment date, with the remainder flowing to the Seller.

Very truly yours,

PositiveID Corporation

By:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

Enclosures

cc: Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Ethan Klingsberg, Esq.
Attention: Sheldon Alster, Esq.

Holland & Knight LLP (formerly located at One East Broward Boulevard, Suite 1300)
515 East Las Olas Boulevard, Suite 1200
Fort Lauderdale, Florida 33301
Attention: Tammy Knight, Esq.

Annex A

Payment Date	Payment Amount (Canadian Dollars)
June 1, 2012	C$41,917.18
July 1, 2012	C$41,917.18
August 1, 2012	C$41,917.18
September 1, 2012	C$41,917.18
October 1, 2012	C$41,917.18
November 1, 2012	C$41,917.18
December 1, 2012	C$41,917.18
January 1, 2013	C$41,917.18
February 1, 2013	C$41,917.18
March 1, 2013	C$41,917.18
April 1, 2013	C$41,917.18
May 1, 2013	C$41,917.18
June 1, 2013	C$41,917.18
July 1, 2013	C$41,917.18
August 1, 2013	C$41,917.18
September 1, 2013	C$41,917.18
October 1, 2013	C$41,917.18
November 1, 2013	C$41,917.18
December 1, 2013	C$41,917.18
January 1, 2014	C$41,917.18
February 1, 2014	C$41,917.18
March 1, 2014	C$41,917.18
April 1, 2014	C$41,917.18
May 1, 2014	C$41,917.18